UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 3, 2020

YEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38056	20-8059722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Madison Ave, 5th Floor

New York, NY 10010

(Address of principal executive offices, including zip code)

(212) 994-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	YEXT	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2020, the board of directors (the “Board”) of Yext, Inc. (the “Company”) approved an increase in the number of authorized directors from seven to eight and elected Seth Waugh as a Class II member of the Board to fill the vacancy. Mr. Waugh’s term will expire at the 2022 annual meeting of stockholders. The Board has also determined Mr. Waugh will be serving on the Audit Committee of the Board, to replace Michael Walrath, who is stepping down from the Audit Committee.

Seth Waugh has served as Chief Executive Officer of The PGA of America since 2018 and as a Senior Advisor at Silver Lake since 2017. Mr. Waugh has served on the board of directors of Franklin Resources, Inc. since 2015. He has also served on the advisory board of Workday, Inc. since June 2014 and as the non-executive chairman of Alex Brown, a division of Raymond James, since September 2016. Previously, he was a Managing Director at Silver Lake, in 2018 and Vice Chairman of Florida East Coast Industries, LLC, the parent company of several commercial real estate, transportation and infrastructure companies based in Florida, from 2013 to 2017. He served on the FINRA Board of Governors from 2009 to 2015. From 2000 to 2013, Mr. Waugh served in various roles at Deutsche Bank Americas, including Chief Executive Officer and Chairman of the Board of Directors of Deutsche Bank Securities Inc. Earlier in his career, he served as Chief Executive Officer of Quantitative Financial Strategies, a hedge fund. Mr. Waugh also served in various capacities at Merrill Lynch over eleven years, including Co-head of Global Debt Markets.

Mr. Waugh will be eligible to receive compensation as outlined in the Company’s outside director compensation policy described in the Company’s proxy statement dated April 26, 2019. Pursuant to this policy, as an outside director Mr. Waugh is eligible to receive an annual cash retainer based on his general service on the Board and an additional cash retainer for his participation on the Audit Committee, in each case on a prorated basis. Mr. Waugh has elected to receive such cash compensation in the form of restricted stock in accordance with the Company’s policy for electing equity in lieu of cash compensation. The Company’s outside directors are also eligible to receive equity awards under the Company’s 2016 Equity Incentive Plan (the “Plan”). In connection with his election to the Board, Mr. Waugh has been awarded an initial grant of restricted stock having a value, as defined under the policy, of $300,000 at the time of grant under the Plan, or 19,467 shares of restricted stock. This award will vest in approximately equal installments annually over a three-year period, subject to continued service through each vesting date. The Company’s outside directors are also entitled to an annual grant of restricted stock or restricted stock units having a value, as defined under the policy, of $150,000 at the time of grant, provided the non-employee director has served on the Company’s Board of Directors for at least the preceding six months. Mr. Waugh will first be eligible for an annual grant at the fiscal 2021 annual meeting. This annual award will vest as to 100% of the shares on the one-year anniversary of the date of grant or upon a change of control. Finally, the Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

In connection with his election, Mr. Waugh entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YEXT, INC.

By:	/s/ Ho Shin
Ho Shin
EVP & General Counsel

Date: March 3, 2020